HINTO  ENERGY, INC.  OIL SALES IN  MONTANA

DENVER, CO--(Marketwired - Oct 30, 2013) - HINTO ENERGY, INC. (OTCQB: HENI) announces the first oil sales from its Mason Lakes oil field in Musselshell County, Montana.

George Harris, the Company's Chief Executive Officer, remarked, "We are pleased to announce the sale of our first load of oil from the recently acquired oil field in Montana. We expect to complete additional field reconfiguration in November to improve efficiency. The Company hopes to further increase production through enhancements to pumping methods that might double or triple current fluids production."

In addition to production from existing wells, management believes that the Mason Lake leases provide significant potential for drilling additional oil wells. The Company is continuing to evaluate opportunities to expand its well and lease holdings in the Musselshell County area of Montana, as well as in Colorado, Utah and Wyoming.

Hinto Energy, Inc. engages in the exploration, acquisition, and development of oil and gas properties, with current properties in both Utah and Montana encompassing approximately 15,000 acres and 40 wells. The Company is based in Arvada, Colorado.

Notice Regarding Forward-Looking Statements
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This press release may contain  certain  forward-looking  statements  within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
Contact Information:

Hinto Energy, Inc.
Gary Herick
Vice President - Finance
7609 Ralston Road
Arvada, CO 80002
(303) 647-4850
www.hintoenergy.com